Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL FIRST QUARTER

•	Net Earnings per Diluted Share of $.93
•	Quarterly Net Sales Increase by Approximately 1.7%
•	Quarterly Comparable Sales Increase by Approximately 0.4%
•	Modeling Fiscal Second Quarter 2014 Net Earnings per Diluted Share of Approximately $1.08 to $1.16
•	Continues to Model Fiscal 2014 Net Earnings per Diluted Share to Increase by a Mid-Single Digit Percentage

UNION, New Jersey, June 25, 2014 --- Bed Bath & Beyond Inc. today reported net earnings of $.93 per diluted share ($187.1 million) in the fiscal first quarter ended May 31, 2014, compared with net earnings for the fiscal first quarter of 2013 of $.93 per diluted share ($202.5 million).  Net sales for the fiscal first quarter of 2014 were approximately $2.657 billion, an increase of approximately 1.7% from net sales of approximately $2.612 billion reported in the fiscal first quarter of 2013.  Comparable sales in the fiscal first quarter of 2014 increased by approximately 0.4%, compared with an increase of approximately 3.4% in last year’s fiscal first quarter.

During the fiscal first quarter of 2014, the Company repurchased approximately $273 million of its common stock, representing approximately 4.2 million shares.  As of May 31, 2014, the remaining balance of the existing share repurchase program authorized in December 2012 was approximately $861 million.

The Company is modeling net earnings per diluted share to be approximately $1.08 to $1.16 for the fiscal second quarter of 2014 and, consistent with the prior estimate, to increase by a mid-single digit percentage for all of fiscal 2014.  The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s first quarter of fiscal 2014 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

Cost Plus World Market was excluded from the comparable sales calculations through the end of the fiscal first half of 2013 and is included beginning with the fiscal third quarter of 2013.  Linen Holdings is excluded from the comparable sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.

As of May 31, 2014, the Company had a total of 1,500 stores, including 1,015 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 266 stores under the names of World Market, Cost Plus World Market or Cost Plus, 91 buybuy BABY stores, 78 stores under the names of Christmas Tree Shops, Christmas Trees Shops andThat! or andThat!, and 50 stores under the names of Harmon or Harmon Face Values.  During the fiscal first quarter, the Company opened two Bed Bath & Beyond stores, one buybuy Baby store, one andThat! store and one Cost Plus World Market store, as well as closed one Bed Bath & Beyond store.  Consolidated store space, net of openings and closings for all our concepts, as of May 31, 2014 was approximately 42.7 million square feet. Since the beginning of the fiscal second quarter of 2014 on June 1, 2014, one Bed Bath & Beyond store, one buybuy Baby store and two Cost Plus World Market stores have been opened.  In addition, the Company is a partner in a joint venture which operates five stores in the Mexico City market under the name Bed Bath & Beyond.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  The Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Susan E. Lattmann	(908) 855-4120

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended

	May 31,	June 1,
	2014	2013

Net sales	$2,656,698	$2,612,140

Cost of sales	1,625,813	1,579,169

Gross profit	1,030,885	1,032,971

Selling, general and administrative expenses	730,184	709,870

Operating profit	300,701	323,101

Interest expense, net	2,094	225

Earnings before provision for income taxes	298,607	322,876

Provision for income taxes	111,555	120,386

Net earnings	$187,052	$202,490

Net earnings per share - Basic	$0.94	$0.94
Net earnings per share - Diluted	$0.93	$0.93

Weighted average shares outstanding - Basic	199,619	215,451
Weighted average shares outstanding - Diluted	202,096	218,335

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	May 31,	June 1,
	2014	2013

Assets

Current assets:
Cash and cash equivalents	$536,568	$439,850
Short term investment securities	176,242	481,804
Merchandise inventories	2,699,722	2,540,723
Other current assets	422,717	412,772

Total current assets	3,835,249	3,875,149

Long term investment securities	89,746	80,868
Property and equipment, net	1,559,880	1,469,757
Goodwill	486,279	486,279
Other assets	391,174	400,595

	$6,362,328	$6,312,648

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,108,449	$977,297
Accrued expenses and other current liabilities	369,039	367,116
Merchandise credit and gift card liabilities	290,055	262,945
Current income taxes payable	120,039	126,750

Total current liabilities	1,887,582	1,734,108

Deferred rent and other liabilities	489,334	493,674
Income taxes payable	91,065	79,815

Total liabilities	2,467,981	2,307,597

Total shareholders' equity	3,894,347	4,005,051

	$6,362,328	$6,312,648

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended

	May 31,	June 1,
	2014	2013

Cash Flows from Operating Activities:

Net earnings	$187,052	$202,490
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation	58,371	52,697
Stock-based compensation	18,162	14,803
Tax benefit from stock-based compensation	5,913	10,213
Deferred income taxes	(21,855)	(17,229)
Other	(298)	(302)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(120,766)	(74,509)
Trading investment securities	(2,293)	(3,911)
Other current assets	(22,331)	(24,518)
Other assets	(1,780)	(3,898)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	33,712	73,497
Accrued expenses and other current liabilities	(13,444)	(22,018)
Merchandise credit and gift card liabilities	5,839	11,464
Income taxes payable	58,192	49,151
Deferred rent and other liabilities	2,456	4,566

Net cash provided by operating activities	186,930	272,496

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(39,369)	(369,268)
Redemption of held-to-maturity investment securities	352,500	337,500
Capital expenditures	(67,918)	(64,966)

Net cash provided by (used in) investing activities	245,213	(96,734)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	9,705	22,469
Excess tax benefit from stock-based compensation	1,087	1,084
Repurchase of common stock, including fees	(272,883)	(324,436)

Net cash used in financing activities	(262,091)	(300,883)

Net increase (decrease) in cash and cash equivalents	170,052	(125,121)

Cash and cash equivalents:
Beginning of period	366,516	564,971
End of period	$536,568	$439,850